Part I.

                        PERSONAL SECURITIES TRANSACTIONS

     A. Personal Trading Accounts and Reports.
        _____________________________________

     1. On receiving this Statement, each Employee must identify to the Compliance Officer all of the Employee's and the Employee's Family Members' Proprietary Accounts, unless the Employee has already done so. The Employee also must provide to the Firm an Initial Holdings Report disclosing the title, type, number of shares or principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each security in each such Proprietary Account, which may be satisfied by attaching brokerage account statements current as of forty-five days prior to receipt of this Statement. The form of Initial Holdings Report is attached as Exhibit B.

     2. Thereafter, each Employee must advise the Compliance Officer and receive authorization before opening any new Proprietary Account.

     3. Each Employee must arrange for duplicate copies of all trade confirmations and brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the Compliance Officer. In the alternative, Employees may close all Proprietary Accounts and trade only through a Proprietary Account at the Firm's primary broker if the Employee authorizes the primary broker to provide such information to the Firm.

     4. Each Employee must report to the Compliance Officer any private securities transactions that are not carried out through brokerage accounts.

     5. For each securities trade by an Employee for which a confirmation is not available or that is not carried out through a brokerage account, such as a private securities transaction, the Employee is responsible for promptly providing the Compliance Officer with a written statement of the date, security, nature of the transaction, price, parties and brokers or involved in such trade.

     6. Quarterly and annually, each Employee must certify to the Firm that he or she has complied with this Statement and give the Firm a report disclosing all securities in which the Employee and the Employee's Family Members have any Beneficial Ownership and complete information regarding each Proprietary Account where such securities are held. Alternatively, the Employee may certify that all such information is in the account statements and confirmations provided to the Firm during the quarter or year, as the case may be, and that, as of the date of the certificate, all such information is accurate and complete. If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information. The form to use for this purpose is attached as Exhibit C.

     B. No Trading in Restricted Companies.
        __________________________________

     No Employee, in any Proprietary Account or otherwise, may own, purchase or sell securities issued by any Restricted Company, including any option, derivative or convertible instrument related to such securities. If an Employee or any of his or her Proprietary Accounts owns securities of a Restricted Company on the date such Employee is hired by the Company, or owns securities of a company that becomes a Restricted Company after such security was acquired by the Employee, the Employee shall notify the Compliance Officer promptly and shall work with the Compliance Officer and the Firm's portfolio managers to sell such securities. With the prior written approval of the Compliance Officer, such Employee may engage in hedging transactions with respect to such securities if the Employee is unable to sell such securities promptly.

     C. Personal Trading Approvals.
        __________________________

     No securities issued in an IPO or Limited Offering may be acquired for Proprietary Accounts without the prior written approval of the Compliance Officer. Any transaction may be cancelled at the end of the day by the Compliance Officer or allocated to a Client Account at the Compliance Officer's discretion. The Compliance Officer must obtain the prior written approval of Christopher N. Wood ("Compliance Officer's Substitute") before effecting any such transactions in the Compliance Officer's own Proprietary Accounts. The form of Personal Securities Trading Request is attached as Exhibit D. The Compliance Officer or the Compliance Officer's Substitute will notify the Employee promptly of approval or denial of clearance to trade. If an Employee receives approval to trade a security, he or she must complete that trade within 24 hours after receiving that approval.

     D. Review of Personal Trading Information.
        ______________________________________

     The Firm will review all confirmations, statements and other information to monitor compliance with this Statement. The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee's expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Statement or appears improper. Except as required to enforce this Statement or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

     E. Client Priority.
        _______________

     Except as provided in Part I.B above, Employees may not execute transactions in their Proprietary Accounts in securities issued by Restricted Companies. If an Employee enters into a transaction in such securities pursuant to Part I.B, the Employee must give first priority to all purchases and sales of such securities for Client Accounts before executing transactions for Proprietary Accounts. In addition, Employees must conduct their personal trading in a manner that does not conflict with the interests of any Client Account. Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

     1. Knowingly purchasing securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account and, if they are appropriate, without equitably allocating the investment to Client Accounts first, based on such considerations as available capital and current positions, and then to Proprietary Accounts;

     2. Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

     3. Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

     4. Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the Compliance Officer.

     In addition, Client Accounts always must receive the best price, in relation to Proprietary Accounts, in transactions on the same day.

     F. Front Running.
        _____________

     Except as provided in Part I.B above, Employees may not engage in transactions involving securities issued by Restricted Companies. An Employee may not execute a transaction in a security pursuant to Part I.B for a Proprietary Account if the Employee is aware or should be aware that an order for a Client Account for the same security, same way, remains unexecuted or the Firm is considering same-way trades in the security for Client Accounts without the Compliance Officer's prior written approval. Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying security for a Client Account ("inter-market front running") are subject to the same restrictions.

     G. Restricted List.
        _______________

     Certain transactions in which the Firm engages or other circumstances may require, for either business or legal reasons, that any Client Accounts or Proprietary Accounts do not trade in certain securities for specified periods. A security may be designated as "restricted" if the Firm is purchasing or selling or considering purchasing or selling that security for Client Accounts, if the Firm is involved in a transaction that places limits on the aggregate position held by Client Accounts or Proprietary Accounts in that security, if the Firm or any of its personnel has material, non-public information regarding that security or if trading in that security should be restricted for any other reason. Such securities will appear on a restricted list (the "Restricted List") that will be circulated to all Employees by the Compliance Officer. The Restricted List is confidential. No information about the Restricted List may be disclosed to anyone outside of the Firm.

     All Employees should consult the Restricted List before placing any order for the purchase or sale of securities. No Employees may engage in any trading activity with respect to a security, or an option, derivative or convertible instrument related to that security, while that security is on the Restricted List, and for two days after it has been removed from the Restricted List, except with the prior written approval of the Compliance Officer.

     H. Principal Transactions.
        ______________________

     Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of the Compliance Officer and the written consent of the Client Account.

                                    Part II.

                            CODE OF EMPLOYEE CONDUCT

     A. Outside Activities.
        __________________

     All outside activities of an Employee that involve a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must be approved in advance by the Compliance Officer. The Compliance Officer may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive. Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must notify the Compliance Officer promptly.

     B. Conflicts of Interest.
        _____________________

     It is a violation of an Employee's duty of loyalty to the Firm for that Employee, without the prior written consent of the Compliance Officer, to:

     1. Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

     2. Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration having a value in excess of $1,000 in connection with any transaction on behalf of the Firm or a Client Account without the approval of the Compliance Officer; or

     3. Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, except for Beneficial Ownership of not more than
4.9 percent of the outstanding securities of any business that is publicly owned.

     Limited exceptions to this policy may be made with the approval of the Compliance Officer.

     C. Communications.
        ______________

     Each Employee must ensure that communications (whether written or oral) regarding the Firm, the Investment Funds or any Client Account to Investors, clients, prospective Investors or clients and regulatory authorities are accurate. The Compliance Officer supervises the appropriate Employees and, if the Compliance Officer deems it appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to Investors or clients or potential Investors or clients, published prior performance and advertisements.

     D. The CAN-SPAM Act of 2003.
        ________________________

     The Firm's periodic e-mail reports to clients, investors and potential clients and investors may be deemed "unsolicited commercial emails." An unsolicited commercial email is any email message, the primary purpose of which is the commercial advertisement or promotion of a commercial product or service. The following should be included in any such email messages (unless the reports are distributed solely to the Firm's current clients and Investors in Investment Funds managed by the Firm):

     This e-mail may be considered an advertisement or solicitation. If you do not wish to receive further e-mails from Kilkenny Capital
     Management, L.L.C., please reply to this e-mail and ask to be removed from our mailing list.


                       Kilkenny Capital Management, L.L.C.
                       311 South Wacker Drive, Suite 6350
                                Chicago, IL 60606
                                 (312) 913-1250

     E. Protection of Client Assets.
        ___________________________

     No Employee shall use client assets for his or her own purpose or benefit. Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the Compliance Officer. Any Employee who accidentally receives client assets should immediately (and in any event within three days) return such assets to the person from whom they came.

     F. Confidentiality, Proprietary Data and Privacy of Customer Personal
        __________________________________________________________________

Information.
___________

          1. Proprietary Data; Confidentiality.
             _________________________________


     Any information regarding advice that the Firm furnishes to Client Accounts, the Firm's recommendations and analyses and other proprietary data or information about the Firm or Client Accounts is strictly confidential and may not be revealed to third parties. Such information is the property of the Firm. Disclosing such information to any third party, without the permission of the Compliance Officer, is grounds for an Employee's immediate dismissal. This confidentiality obligation continues even after the termination of employment.

          2. Privacy of Customer Personal Information -- Information
             _______________________________________________________

Security Program.
________________

     In accordance with Regulation S-P adopted by the SEC, it is the Firm's policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts, Investors and potential and former Client Accounts and Investors, including protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

               a. The Compliance Officer. The Firm has designated the Compliance Officer to coordinate its information security program. The Compliance Officer is responsible for (i) assessing existing risks to nonpublic personal information, (ii) developing ways to manage and control these risks, (iii) monitoring third-party service provider arrangements to ensure information security and (iv) testing and revising the program in light of relevant changes in technology and threats to Client Account and Investor information.

               b. Identifying Internal and External Risks to Customer Information. The Compliance Officer reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training,
(ii) changes to the Firm's information systems, including network and software design, information processing, storage, transmission and disposal, and (iii) procedures to detect, prevent and respond to attacks, intrusions or other system failures. The Compliance Officer assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks. The Compliance Officer meets periodically with Employees to review and implement the program and is available to answer questions regarding the program.

               c. Information Safeguards. Neither the Firm nor any Employee may disclose the identity, affairs or investments, or other non-public personal information, of any Client Account or Investor, potential Client Account or Investor or former Client Account or Investor to anyone outside of the Firm, except as may have been authorized by the holder of the Client Account or Investor or as may be required in servicing the Client Account or Investor (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as disclosure to the Firm's auditors and lawyers or as required by law). Employees should direct to the Compliance Officer any questions about whether information is confidential or any disclosure is permitted. This confidentiality obligation continues even after the termination of employment.

     To protect the confidentiality of the Firm's confidential and proprietary information and the confidentiality of existing, former or potential Client Accounts and Investors, Employees should take the following additional security precautions:

     1. Employees may not take documents containing confidential and proprietary information from the Firm's offices without the prior consent of the Compliance Officer. Any copies removed from the Firm's offices must be returned promptly. Employees may photocopy confidential and proprietary information only if required to do so as part of their employment duties. All copies and originals of such documents must be disposed of in a way that keeps the information confidential, such as shredding. Employees must keep all paper copies of confidential and proprietary information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

     2. All computer drives containing confidential and proprietary information must be accessible only by the use of passwords issued by the Firm. An Employee must secure his or her computer terminal to prevent unauthorized access when the Employee is away from the terminal for an extended period of time.

     3. Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

               d. Third Party Service Providers. At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide confidential information to those third parties. If this occurs, the Firm will (i) include in the relevant agreements provisions protecting confidential information to the extent required by law, (ii) take reasonable steps to select and retain service providers that can maintain appropriate safeguards for confidential information and (iii) require those service providers to implement and maintain such safeguards. Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the Compliance Officer.

               e. Evaluating and Updating the Program. The Compliance Officer regularly tests and monitors the effectiveness of the Firm's information safeguards. The Compliance Officer evaluates and adjusts the Firm's information security program based on the results from testing and monitoring the program and any material changes to the Firm's operations, business arrangements or any other circumstances that may have a material effect on the Firm's information security program. The Firm will notify Employees of any revisions to the safeguards.

     G. Involvement in Litigation/Contacts with the Press.
        _________________________________________________

     An Employee should advise the Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority or the press. Employees should refer all inquiries from all regulatory authorities or the press to the Compliance Officer.

     H. Favoritism and Gifts.
        ____________________

     An Employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind having a value in excess of $1,000 offered from brokers or other companies or persons involved in the securities industry without the approval of the Compliance Officer.

     I. Registration, Licensing and Testing Requirements.
        ________________________________________________

     Each Employee should check with the Compliance Officer to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee's duties and position. These requirements may arise under the Advisers Act, the Commodity Exchange Act, the ICA, the Securities Act of 1933, the Exchange Act, the Employee Retirement Income Security Act of 1974, state broker-dealer and investment adviser statutes, rules and regulations adopted by the SEC, the Commodity Futures Trading Commission, the National Futures Association, the Department of Labor and state regulatory authorities.

     J. Qualification of Solicitors.
        ___________________________

     The Firm complies with Advisers Act Rule 206(4)-3 regarding solicitation activities conducted by finders or solicitors on behalf of the Firm.

                                   Part III.

                                 INSIDER TRADING

     A. Policy Statement on Insider Trading.
        ___________________________________

     The Firm is in the business of obtaining and analyzing information about companies and their securities to give the Firm the basis for profitably trading and recommending investments in securities. Generally, such investigation and analysis help investors to make informed investment decisions, which is one of the goals of the federal securities laws. It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about that security or its issuer. It is the Firm's policy to conduct its business in full compliance with the law, and to ensure that its Employees do so.

     This Statement applies to the Firm and all of its Employees. Each Employee should review this Statement carefully. Any questions should be directed to the Compliance Officer.

     Although the law concerning insider trading is evolving, it generally prohibits:

     o Trading in securities by an insider while possessing material, nonpublic information;

     o Trading in securities by a non-insider while possessing material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential, or was misappropriated; and

     o Communicating material, nonpublic information to others, or recommending a securities transaction to others while possessing material, nonpublic information about the security or the company in question (commonly called "tipping").

     The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including Client Accounts, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

     All information relating to the Firm's activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or Client Accounts, is proprietary to the Firm and must be kept confidential. Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the Compliance Officer, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm's business.

          1. Background.
             __________

     The SEC is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Exchange Act section 10(b) and SEC Rule 10b-5 thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts.

          2. Key Terms and Concepts.
             ______________________

     "Insiders" of a company are generally its officers, directors, employees and controlling shareholders. In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered "temporary insiders" of the company and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws. Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company. If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company's securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the Compliance Officer.

     "Tipping" is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called "tippers"; those who receive the information are called "tippees." If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade. If someone tips information to you, do not disclose the information to anyone except as required by this Statement. You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

     Trading while possessing certain nonpublic information is illegal if the information is "material." Material information is information about a company or its securities of such importance that it has substantial likelihood of altering the "total mix of information" regarding the company. It is information that, if generally known, would affect the market price of the security. Material information can relate to current events or possible future events. When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company's activities. The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material. Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

     If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. When in doubt, assume information is material.

     Information that Employees should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor's audit report; events regarding the issuer's securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

     Material information also can relate to events or circumstances affecting the market for a company's securities. For example, a reporter for the Wall Street Journal was criminally liable for disclosing to others the dates that articles about various companies would be published in The Wall Street Journal and whether those reports would be favorable or not.

     You should refer any questions about whether certain information is material to the Compliance Officer.

     "Nonpublic" information is information that has not been disseminated in a manner that makes it available to public investors generally. If information is being disseminated to traders generally by brokers and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider. Information that has been selectively disclosed to a few analysts or investors is not public. Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company's operations or stockholders are geographically localized, in local news media, or the electronic media. When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information. The waiting period is at least twenty-four hours, and in some situations longer. You should refer any questions about whether certain information has become public to the Compliance Officer.

     "Misappropriation" is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person. This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders. The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in the securities markets. Similarly, a partner in a law firm was held to use a "deceptive device" in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm's client, in breach of his fiduciary duty owed to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

          3. Penalties for Insider Trading.
             _____________________________

     Penalties for trading on or tipping of material, nonpublic information are severe and may include:

               a. civil injunction;

               b. disgorgement of the profit gained or the loss avoided;

               c. civil penalty of up to three times the profit gained or the loss avoided;

               d. criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or

               e. jail time of up to 20 years.

     A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

     Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm's reputation and an individual's career. It is essential to avoid even the appearance of impropriety.

     B. Procedures to Implement the Firm's Policies against Insider Trading.
        ___________________________________________________________________

     The Firm has established the following procedures to help Employees avoid insider trading, and to help the Firm to prevent, detect and impose sanctions against insider trading. Every Employee must follow these procedures. If you have any questions about the procedures, you should consult the Compliance Officer.

          1. Identify Material, Nonpublic Information.
             ________________________________________

     Before trading for yourself or others (including Proprietary Accounts or Client Accounts) in the securities of a company about which you may have received potential inside information, consider the following questions:

               a. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Would this information affect the market price of the securities if it were generally known? Could this information cause investors to change their trading?

               b. Is the information nonpublic? To whom has it been provided? Has it been filed with the SEC? Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

          2. Avoid Using or Disclosing Material, Nonpublic Information.
             _________________________________________________________

     If you believe that you may possess material, nonpublic information, or if you believe the Firm's activities may have created material, nonpublic information, you should take the following steps:

               a. Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts. In addition, after you receive the information, there should be no trades in securities of the company in question in the accounts of your Family Members or other relatives, business associates, or friends.

               b. Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends. This includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit Client Accounts or potential Client Accounts to buy or sell the securities of the company in question.

               c. Do not discuss the material, nonpublic information with anyone except as required by this Statement. Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

               d. Immediately inform the Compliance Officer of all details of the situation, so that appropriate security procedures can be implemented Firm-wide.

          3. Restrict Access to Material, Nonpublic Information.
             __________________________________________________

     If appropriate, the Firm may adopt some or all of the following procedures while anyone in the Firm possesses material, nonpublic information. The Firm may use additional measures to address specific situations.

               a. Procedures for handling documents containing material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them on disposal, and other measures to protect them from being read accidentally by anyone without a lawful need to know the information.

               b. Restrictions on physical access to areas of the Firm where material, nonpublic information may be discussed or stored, including locking file cabinets and doors and a system of visitor passes or other restrictions for non-Employees.

               c. Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

               d. Trading restrictions, including temporary Firm-wide bans on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

          4. Contacts with Third Parties.
             ___________________________

     Employees should direct requests for information from third parties such as the press and analysts to the Compliance Officer.

     C. Employee or Family Member Serving as Director, Officer or Consultant.
        ____________________________________________________________________

     An Employee may not serve as a director, officer or consultant of a Restricted Company. From time to time, however, an Employee may serve as a director, officer or consultant of a company other than a Restricted Company. In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies that issue securities, including, Restricted Companies. During these periods, the Firm may take additional precautions to ensure that there are no inadvertent violations of this Statement and to avoid the appearance of impropriety.

          1. Notice.
             ______

     An Employee must inform the Firm immediately if the Employee or any of his or her Family Members serves or is about to serve as a director, officer or consultant of a company that issues securities.

          2. Restrictions on Trading Without Advance Approval or During
             __________________________________________________________

Black-Out Periods.
_________________

     When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures apply:

               a. No Employee or Family Member of that Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account without the prior consent of the Compliance Officer.

               b. No Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account during any "black-out" period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

     D. Client Serving as Director, Officer or Consultant.
        _________________________________________________

     From time to time, a client of the Firm may serve as a director, officer or a consultant for companies in which the Firm or an Employee has a securities position. During these periods, the Firm may take additional precautions to insure that inadvertent violations do not occur and to avoid the appearance of impropriety.

          1. Notice.
             ______

     An Employee must inform the Firm immediately if (a) the Employee becomes aware that any client of the Firm serves or is about to serve as a director, officer or consultant to any company that issues securities that are publicly traded or (b) the Employee obtains any material, nonpublic information from such a client.

          2. Restrictions on Trading Without Advance Approval or During Blackout
             ___________________________________________________________________

Periods.
_______

     When a client of the Firm serves as a director, officer or consultant of a company, the Firm may require procedures such as those set forth above regarding advance approval in "blackout" periods for trading in securities of the company for which the client serves as a director, officer or consultant.

     E. Supervisory Procedures.
        ______________________

     The Firm's supervisory procedures have two objectives: preventing and detecting insider trading.

          1. Preventing Insider Trading.
             __________________________

     To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Statement, to familiarize Employees with the nature of insider trading and with the Firm's policies and procedures relating to insider trading. The Firm also reviews this Statement on a regular basis and updates it as necessary. The Firm has designated the Compliance Officer as the person responsible for answering questions about material, nonpublic information and insider trading and tipping. The Firm will help Employees to determine whether information is material and nonpublic.

     If the Firm determines that an Employee has material, nonpublic information, the Firm will take the measures described above to prevent dissemination of such information and restrict trading in the securities to which the information relates and access to the information. Finally, the Firm will advise Employees when and if it is permissible to trade in such securities. Generally, a reasonable period (at least 24 hours) must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

          2. Detecting Insider Trading.
             _________________________

To detect insider trading, the Firm has adopted the policies and procedures relating to personal securities transactions by the Firm's Employees and Family Members set forth in Part I. Employees should direct any questions about these policies and procedures or how they apply in particular situations to the Compliance Officer.


                                            INITIAL HOLDINGS REPORT

                                                     FOR

                                         ______________________________
                                              [Name of Employee]

                                                    AS OF

                                         ______________________________
                                                    [Date]

_________________________   ___________________________________________   ___________________________

                              Financial/Brokerage Institution Where
     Securities Owned         Securities Are Held                           Account Name and Number
_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________

_________________________   ___________________________________________   ___________________________



                                    EXHIBIT C
                                    _________

                           CERTIFICATE OF COMPLIANCE

     I hereby certify that since the date on which I received a copy of the Statement of Policies and Procedures of Kilkenny Capital Management, L.L.C., or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with all such policies and procedures applicable to me.

     In particular, I have disclosed to the Firm the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I, my spouse, my minor children, any relative or relatives living with me and any other person to whom I contribute support, or in which any of such persons has any direct or indirect Beneficial Ownership,(1) over which any of such persons exercises control or provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of securities,(2) and I have disclosed to the Firm all transactions in such accounts through the date of this certification. If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.


                                             Signed:


                                             ___________________________________

                                             Print Name:  ______________________

                                             Date:  ____________________________



____________________

(1) "Beneficial Ownership" of a security by a person means that the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (1) any pecuniary, financial or other interest in that security, (2) voting power, which includes the power to vote, or to direct the voting of, that security, or (3) investment power, which includes the power to dispose, or to direct the disposition of that security. A person also has Beneficial Ownership of a security if that person provides any investment advice regarding that security or has the right to acquire that security within sixty days through (A) the exercise of any option, warrant or right, (B) the conversion of a security, (C) the exercise of the power to revoke a trust, discretionary account or similar arrangement, (D) the automatic termination of a trust, discretionary account or similar arrangement, or (E) any other means. Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting that person of Beneficial Ownership of a security as part of a plan or scheme to avoid Beneficial Ownership of that security is nevertheless deemed to have Beneficial Ownership of that security.

(2) "Securities means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as exchange-traded funds, commodity futures contracts and commodity options, swaps and other derivative instruments, whether issued in a public or private offering. "Securities" does not include shares of open-end investment companies registered under the Investment Company Act of 1940, as amended, that are not affiliated with the Firm, securities issued by the Government of the United States, money market instruments (e.g. bankers acceptances, bank certificates of deposit or commercial paper, repurchase agreements and other high quality short-term debt instruments) and shares of money market funds.

                                   EXHIBIT D
                                   _________

                       PERSONAL SECURITIES TRADING REQUEST

Name: _________________________________________________________________

Details of Proposed Transaction:

     ___     Circle Purchase or Sale               Purchase/Sale

     ___     Date of Transaction                 ____________________________

     ___     Indicate Name of Issuer and
             Symbol                              ____________________________

     ___     Type of Security (e.g., Note,
             Common Stock, Preferred Stock)      ____________________________

     ___     Quantity of Shares or Units         ____________________________

     ___     Price per Share/Unit                ____________________________

     ___     Approximate Dollar Amount           ____________________________

     ___     Account for which Transaction
             Will Be Made                        ____________________________

     ___     Name of Broker                      ____________________________


Date of Request:     _______________________________________________

You may/may not [circle one] execute the proposed transaction described above.

Reason for Decision

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________


                                           _____________________________________

                                           Authorized Signature


Date of Response:     _______________________________________________